UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2025

DIH HOLDING US, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41250	98-1624542
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Accord Park Drive; Suite D-1 Norwell, Massachusetts	02061
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 877 944-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DHAI	The Nasdaq Stock Market LLC
Warrants	DHAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2025, DIH Holding US, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”), pursuant to which the Company sold on August 7, 2025, in a private placement, an aggregate of $2,222,222 in principal amount of 8% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”), initially convertible at a conversion price of $0.25 (the “Conversion Price”). Such Conversion Price is subject to adjustment in a number of circumstances. The shares of Common Stock issuable upon conversion of the Debentures are collectively referred to as the “Conversion Shares”. The Debentures have an aggregate face value of $2,222,222 and were issued with an original issue discount of $222,222. The Debentures have maturity date of September 21, 2026 (the “Maturity Date”) and an interest rate of 8% per annum payable monthly on the first business day of each month following the first year anniversary of the issuance of the Debentures. No interest will be payable or accrue during the first year after issuance.

Provided that no Event of Default has occurred or is continuing, and at least 33% of the principal amount of the Debentures has either previously been repaid or converted in accordance with the terms of the Debenture, the Company may elect, by notice to the holder of the Debentures, to extend the Maturity Date by six (6) months upon the payment of six (6) months’ interest on the then-outstanding principal amount. Such prepaid interest shall be credited against subsequent interest payments which may become due pursuant to the terms hereof. Further, the Monthly Redemption Amount (as defined below) will be adjusted to correspond to the extended Maturity Date.

Redemption Provisions

Optional Redemption at the Election of the Company. The Company may provide an irrevocable election to redeem some or all of the then outstanding principal amount of the Debenture (in minimum increments of $200,000 unless the outstanding principal amount is less than $200,000) for cash. An optional redemption may only be made if the “Equity Conditions” are satisfied. The “Equity Conditions” include, among other things, that a resale registration statement has been filed with, and been declared effective by, the SEC, the Company’s common stock is listed on a trading market, there is no existing event of default under the Debenture, etc.

Monthly Redemptions. Beginning on October 1, 2025, the Company will be required to redeem an amount of the Debentures equal to $170,940.17, together with all other amounts owed to the Purchaser (the “Monthly Redemption Amount”) and the date on which such Monthly Redemption is to occur the “Monthly Redemption Date.” Such amount shall be payable in cash. In lieu of a cash redemption payment the Company may elect to pay all or part of a Monthly Redemption Amount in shares of Common Stock based on a conversion price equal to the lesser of (i) the then Conversion Price and (ii) 90% of the average of the five lowest VWAPs for the 10 consecutive Trading Days ending on the trading day that is immediately prior to the applicable Monthly Redemption Date subject to the limitations set forth in the Debenture

Conversion Provisions

Conversion at the Option of the Holder. At the election of the holder, each Debenture is convertible, in whole or in part, at any time and from time to time at the Conversion Price. The Conversion Price is subject to adjustment for stock dividends, stock splits, and certain other corporate events. In addition, the Conversion Price shall be adjusted if the Nasdaq Official Closing Price on the first trading day following stockholder approval of the required matters (the “Shareholder Approval”) is less than $0.25. Notwithstanding the foregoing, the Company will not effect any conversion under the Debentures to the extent that such conversion would cause the holder’s beneficial ownership of the Common Stock to exceed 9.99% of the Company’s issued and outstanding Common Stock.

Warrants

In connection with the purchase of the Debentures, each Purchaser received warrants to purchase shares of Common Stock (the “Warrants”) equal to 100% of such Purchaser’s Conversion Shares or an aggregate of 8,888,888 Warrants. Each Warrant has an exercise price equal to the Conversion Price, is not exercisable until February 1, 2026 and has a five year term.

Registration Rights Agreement

In connection with the Placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to register for resale (i) the Conversion Shares, (ii) the Warrant Shares, (iii) all shares of Common Stock issued in payment for principal or interest on the Debentures, and (iv) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (together, the “Registrable Securities”). Under the terms of the Registration Rights Agreement, the Company is required to file a registration statement (the “Registration Statement”) with the SEC covering the resale of the Conversion Shares and the Warrant Shares on or before the 10th calendar day following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2024 and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC by the 120th calendar day, or 150th day in the event of SEC review, following the effective date of the Registration Rights Agreement and use its best efforts to keep such registration statement continuously effective until the date that all Registrable Securities covered by such registration statement (a) have been sold, thereunder or pursuant to Rule 144, or (b) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The Company will be obligated to pay certain liquidated damages to the Purchasers if the Company fails to file such Registration Statement when required, fails to cause such Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of such Registration Statement pursuant to the terms of the Registration Rights Agreement.

Voting Agreement

In connection with the transaction, Jason Chen entered into a voting agreement (“Voting Agreement”) with the Purchasers, pursuant to which he agreed to vote any shares of the Company’s capital stock over which he has voting control, in favor of all matters submitted relating to Shareholder Approval.

Other Provisions of the Purchase Agreement

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions.

Pursuant to the Purchase Agreement, the Company has agreed that, subject to certain exceptions, it will not, for a period of ninety (90) days after the date the registration statement to be filed has been declared effective, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (other than in connection with payment of the consideration for a business acquisition in the form of such securities) other than an Exempt Issuance or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement and to register the resale of certain securities issued in the Business Combination. From the date of the Purchase Agreement until such time as the Debentures have been repaid, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. Unless Shareholder Approval has been obtained and deemed effective, neither the Company nor any Subsidiary shall make any issuance whatsoever of Common Stock or Common Stock Equivalents which would cause any adjustment of the Conversion Price to the extent the holders of Debentures would not be permitted, pursuant to Section 4(e) of the Debentures, to convert their respective outstanding Debentures and exercise their respective Warrants in full, ignoring for such purposes the other conversion or exercise limitations therein. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

The offering is expected to result in gross proceeds to the Company of approximately $2.0 million. The net proceeds to the Company from the Offering are expected to be approximately $1.9 million, after deducting estimated offering expenses payable by the Company. The Company intends to use the proceeds for working capital and general corporate purposes.

Forms of the Purchase Agreement, the Debenture, the Warrant, the Registration Rights Agreement and the Voting Agreement are attached as Exhibits 10.1, 4.1, 4.2, 10.2 and 10.3, respectively. The descriptions of the terms of these agreements are not intended to be complete and are qualified in their entirety by reference to such exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Debentures is set forth under Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The description of the issuance of the Debentures and the Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

The Debentures and the Warrants are being sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder. The Conversion Shares and the Warrant Shares will be issued pursuant to the same exemption or pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. Accordingly, the securities issued in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Debenture
4.2	Form of Warrant
10.1	Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Voting Agreement
104	Cover page interactive data file

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIH HOLDING US, INC.

Date:	August 8, 2025	By:	/s/ Jason Chen
Jason Chen Chief Executive Officer and Chairman